Final Transcript

Conference Call Transcript ACS — Q2 2006 Affiliated Computer Services Earnings Conference Call Event Date/Time: Jan. 26. 2006 / 3:30PM CT

CORPORATE PARTICIPANTS

Warren Edwards

Affiliated Computer Services — CFO

Mark King

Affiliated Computer Services — President and CEO

Lynn Blodgett

Affiliated Computer Services — COO

CONFERENCE CALL PARTICIPANTS

Greg Gould

Goldman Sachs — Analyst

George Price

Stifel Nicolaus — Analyst

Adam Frisch

UBS Warburg — Analyst

David Grossman

Thomas Weisel Partners — Analyst

Jim Kissane

Bear Stearns — Analyst

Brian Keane

Prudential — Analyst

Brandt Sakakeeny

Deutsche Bank — Analyst

Joseph Vafi

Jefferies and Co. — Analyst

Tien-Sin Huang

J.P. Morgan — Analyst

Greg Smith

Merrill Lynch — Analyst

Lou Miscioscia

Lehman Brothers — Analyst

PRESENTATION

Operator

Good afternoon and welcome to the ACS second quarter fiscal year 2006 conference call. Today’s call will consist of prepared statements by ACS followed by a question and answer period. All participants will able to listen only until the question and answer session of the conference.

Today’s conference is being recorded, and the call is Webcast live on the company’s Web site and is available for replay purposes. If you have any objections, you may disconnect at this time. Leading today’s conference is Mr. Warren Edwards, Chief Financial Officer. Also speaking today are Mr. Mark King, President and Chief Executive Officer, as well as Mr. Lynn Blodgett, Chief Operating Officer.

Now I would like to turn the meeting over to Mr. Warren Edwards. Sir, you may begin.

Warren Edwards - Affiliated Computer Services — CFO

Thank you. And good afternoon. Thank you for joining us today to discuss our second quarter results of fiscal year 2006. As always, I must caution everyone that this call may contain forward-looking statements within the meaning of the Federal securities laws and may include statements made concerning the company’s outlook for fiscal year 2006 and beyond, overall and business line growth, revenue and expense trends and other statements of expectations concerning matters that are not historical facts.

As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements. Additional information concerning these factors is contained in the company’s filings with the SEC. Copies are available from SEC’s Web site, from the ACS Web site or from ACS investor relations.

We have also provided a presentation on our Web site that we will refer to during our discussion. In addition, we will present certain non generally accepted accounting practice financial measures which we believe provide useful information for investors and are an integral part of this presentation. We have posted the presentation on the investor relations page of our Web site at www.acs-inc.com.

And finally, we disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. In addition, any information in this presentation regarding our just announced tendered offer is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares. The full details of the tender offer including complete instructions on how to tender shares along with the letter of transmittal and related materials are expected to be mailed to stockholders promptly following the commencement of the offer.

Stockholders should read the offer to purchase and letter of transmittal and other related materials when they are available because they contain important information. Stockholders may obtain free copies when available of the tender offer statement and other related documents that we — will be filed by the company with the U.S. Securities and Exchange Commission at the commission’s Web site at www.sec.gov or from the company’s information agent to be appointed in connection with the offer.

Stockholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

I will now turn it over to Mark, who will give you the summary of the more significant events during the quarter.

Mark King - Affiliated Computer Services — President and CEO

Thank you, Warren. Good afternoon to our shareholders and analysts. We have got a lot of exciting things to talk about on our call today so let’s get right to it. I will sum up this quarter very simply, productive and busy. As CEO, I have been focused on new initiatives, client service, and maximizing shareholder value. These activities are demonstrating positive gains. Gains on the new business front where commercial remains very active and government continues to improve. Gains on the new business migration front as we accelerated internal growth significantly from our results in the first quarter and gains on the client focus and relationship building as we held our commercial clients symposium, conducted direct meetings, and negotiated new wins. We were busy converting our operational results into cash flow and I think you will agree those results were extremely strong. And finally, we were very busy examining opportunities to increase shareholder value. The culmination of that assessment is the announcement just a few minutes ago of a Dutch auction tender offer to repurchase a significant number of our outstanding shares.

So with that as a backdrop, let’s look at the second quarter highlights on slide one. I’m excited to report that one of the most watched metrics in our business, internal revenue growth accelerated to 9%, a full five points above last quarter. Signed new business was exceptional and set a new company record at $251 million of annual recurring revenue. And even after this record quarter, our sales pipeline remains full.

We generated record cash flow during the quarter and on the M&A front, we divested a significant portion of our government welfare to workforce business, or our WWS business, because it was not a strategic fit for ACS. We also completed the acquisition of the transport revenue division of ASCOM which significantly expands our capabilities in the transportation business and our European footprint.

After becoming CEO earlier this quarter, I embarked on new initiatives and brought back some basic principles to reenergize our business, people and clients. These initiatives covered four main areas. Number one, further improving our cost advantage. Number two, aligning our client focus, number three, implementing commercial best practices in our government business. And four, expanding our global production capabilities.

These actions should put ACS in an even better competitive position than we enjoy today. All of the outstanding quarterly results I’ve just mentioned were achieved despite being in active negotiations and time consuming diligence regarding an unsolicited leveraged buyout offer from a consortium of private equity sponsors. As noted in our press release last week, these discussions were terminated due to a failure to reach an agreement over valuation. This three month process was very detailed. While a deal could not be reached, it did result in several positive outcomes. It expedited operational initiatives that we had already started. It highlighted the fact that the company is under leveraged. It also galvanized our opinion that we were undervalued. And finally, we came away from the process with even stronger belief in our growth prospects. Concurrent with these discussions, the company also reviewed other alternatives to increase shareholder value.

As a result of that review, this afternoon we announced that we will soon commence a $3.5 billion Dutch tender offer to purchase up to 55.5 million or up to 45% of our outstanding common shares. We will spend more time on that topic in a few minutes. Let’s now review the quarter results in a little more detail.

Please turn to slide two of our Web presentation. Fiscal 2006 second quarter revenue was $1.35 billion, representing total revenue growth of 31%. Internal revenue growth was 9% and accelerated for the second consecutive quarter. Internal revenue growth in our commercial segment was an industry leading, exceptional 18%.

Likewise, our government business also improved, posting 1% internal revenue growth. Commercial revenue was $785 million during the quarter, representing 62% total growth. Government revenue was $563 million during the quarter, representing 4% total growth.

Turn now to slide 3. Reported second quarter diluted earnings per share was $0.81. However, this included several items that I will detail for you. This quarter included a $0.12 gain for the sale and related charges of our WWS business.

In connection to my promotion to CEO, there were two key things I wanted to accomplish: To complete a detailed business review and to eliminate distractions. As a result, this quarter included approximately $0.05 associated with business restructuring activities. In addition, legal fees and settlements associated with resolving lingering litigation matters, as well as fees associated with the unsolicited buyout totaled $0.03. I want to remind everyone that we did not give quarterly guidance and while our results are different from some of yours, they were in line with our internal forecasts.

Turn to slide number #4. On the new business front, we began fiscal 2006 with strong results and that momentum certainly carried over to the second quarter.

You can see that we signed a company record $251 million of annual recurring new business, representing an increase of 11% over the prior year’s second quarter, which was our previous bookings record. This brings fiscal 2006 bookings to $427 million, 25% ahead of this time last year. The commercial segment posted its highest quarter in history with $198 million in bookings or 79% of the quarterly total.

Government posted new business during the quarter of $53 million or 21% of quarterly bookings. Two consecutive quarters of over $50 million in government bookings is a good start to the year, but we would expect to see better results from the government segment with the improving pipeline and additional commercial best practices that are being implemented in this segment.

BPO dominated bookings with $234 million or 93% of the total. I.T. outsourcing contributed the balance of $17 million. Consistent with that mix, the average contract life is about 3.5 years. As most of you probably know, BPO generally has shorter term contracts when compared with ITO contracts.

Turn now to slide 5 for a historical view of our new business bookings. From the graph covering the last 10 quarters, you can see that the last three quarters make up three of our top five quarters of new business signings. I would also continue to remind our investors that quarterly bookings amounts can be very lumpy and that trailing 12 month bookings may be a better indicator of future growth prospects.

Trailing 12 month bookings now total $762 million or 15% growth over the prior 12-month period.

Turn now to slide 6. As I stated in last quarter’s conference call, our business strategy is not changing. It has worked well for us in the past and I see no reason at this point to change it.

However, we are making some changes in how we execute our strategy. Having spent a significant amount of time with our key managers, we, as a team, have a much more cohesive view of what works well at ACS, where those capabilities can be expanded and where we need to work harder and smarter.

And after spending considerable time looking at our business at a very granular level, we believe that there are significant opportunities to further improve our cost structure. These plans, which had been the developed over the last few months, are now being executed.

As many of you are aware, renewal rates during fiscal year 2005 were low by our standard. Some of this was our fault. Some was out of our control. It was clear to me that we had to improve our client satisfaction and do a much better job of listening to clients. At our clients’ symposium, the management team spent considerable time talking to clients. I am pleased to say we are starting to see some very good results.

Our year to date renewal rate is in the mid 90% range, well above fiscal ‘05 results. With Lynn Blodgett’s promotion to COO and Tom Burlin’s leadership of our government team, the deployment of commercial best practices throughout our government unit is being expedited. The use of our commercial proprietary workload technology and activity based compensation will drive quality gains and productivity increases in our government business to benefit our clients.

In the commercial segment, we have been pioneers since the mid 1990s in building a global production model. But we need to move even faster. You will see in our results this quarter restructuring costs for closing facilities and severance to expand this global production model and reduce our per unit costs. And you’ll likely see more in the next quarter or so.

We believe these changes will increase the competitive cost advantage that we enjoy today. Finally, we have been looking at ways to increase shareholder value.

Turn to slide 7 and we will discuss the Dutch auction tender offer that was just announced. Our board has authorized the company to purchase up to 55.5 million Class A common shares or almost 45% of the outstanding shares through this tender. The tender range in which they may tender their shares will be $56 per share on the low end to $63 per share on the high end.

Citigroup has provided a commitment letter for credit facilities of $5 billion. Our Directors and executive officers will not participate in this tender offer. Our chairman, Darwin Deason, currently holds voting power of 37% of the total vote, represented by outstanding shares. Because he will not be tendering shares, his voting power would naturally increase as a result of the transaction. However, Mr. Deason has agreed to enter into a voting agreement with the company that will restrict any increase in the voting power he would otherwise achieve as a result of this transaction.

A special committee of our Board of Directors, consisting of our four independent directors, will engage in good faith discussions with Mr. Deason to reach agreement on fair consideration for the voting agreement within six months following closing of our tender offer. However, whether or not agreement is reached, Mr. Deason has agreed that this new voting agreement will remain in effect.

Before I finish, let me talk about the acquisition pipeline. As I noted earlier, we have been very busy this quarter operating the business as well as dealing with the unsolicited buyout offer. As a result, we have not been focused on the acquisition pipeline.

Accordingly, I would characterize the pipeline as weak. But like we have seen in the past, the acquisition pipeline is very lumpy and I have no doubt it will increase in the future as we return our attention to operating the business.

Let me now turn it over to Lynn, who will review segment performance and the sales pipeline.

Lynn Blodgett - Affiliated Computer Services — COO

Thanks Mark. Please turn to slide number 8. Before I get into the details of the commercial segment, let me give you a quick overview of our performance. As Mark noted in his prepared comments, commercial signings during the quarter were exceptional. BPO dominated the mix this quarter. We now have either expanded relationships or new relationships with Sprint/Nextel, Allstate, Kaiser, GlaxoSmithKline, Coventry, Wal-Mart, Burger King and Keybanc to name just a few.

Over the past several weeks, with news leaks and rumors swirling about potential buyout scenarios, we have received tremendously positive feedback from our clients expressing support for the company and management. And I want to publicly thank all of our clients for their understanding during this process and their continued support.

We continue to see signs of growth in both our BPO and ITO markets. While the market remains extremely competitive, we have seen no change in the competitive landscape or in pricing and we like our position. During the first half of this year, our ITO new business signings were a small component of our overall commercial new business, but we are expecting momentum to pick up in this service line over the coming quarters. As Mark mentioned earlier, one of the benefits from the activities this quarter was the realization that we could move faster on reallocating our resources and reducing our cost structure in certain areas.

We have begun consolidating facilities, both domestically and internationally. We are leveraging best practices between our commercial and government segments. We have started and will continue to rationalize our work force over the coming quarters to focus key talent in the areas that are growing.

Now turn to slide number 9 and we’ll review our second quarter commercial segment performance. The commercial segment continues to perform exceptionally well. Revenue from the commercial segment was $785 million and represented 58% of total revenue. Internal revenue growth of 18% this quarter represented a 7% sequential increase and is at its highest level since the beginning of last fiscal year.

And even with a fast acceleration in internal revenue growth, we were able to hold margins steady. The Mellon transition activities continue as planned and will be completed by the end of September 2006. I will also point out that Mellon revenues in the last quarter continue to be in line with the trailing revenues before the acquisition.

Now, let us turn our focus to our improving government section. Please turn to slide number 10. All of the M&A activity occurred in the government segment. We divested a significant portion of the WWS business that was a slow growing lower margin business and we acquired the transport revenue division of ASCOM. This acquisition added several new services to our existing transportation business and gives us a greater presence in Europe.

The government pipeline continues to grow but is still not at sufficient level to support double digit internal revenue growth. One area of the pipeline that is very promising is state healthcare, with 17 procurements in the next 18 months. Our government healthcare business has been a vital part of our government business since the late ‘90s. We added the State of New Hampshire during the quarter with a competitive win against incumbent EDS which has been the provider for over 20 years.

Also in January, the protest by EDS of our North Carolina contract was once again denied when a North Carolina judge granted ACS’ Motion for summary judgment and most recently we learned that our protest in the state of Florida was upheld by the courts who recommended that the agency reject EDS’ proposal as non-responsive and directly award the contract to ACS. As you might imagine, we’re quite pleased with these outcomes. While we like our current position with regard to the Florida protest, we do expect that this process will continue for some period of time.

Now if you would please turn to slide 11 and we will review the government segment performance this quarter. Revenue from the government segment was $563 million and represents 42% of total revenue.

More importantly, internal revenue growth increased two percentage points sequentially to a positive 1% this quarter. Operating margin for the quarter were 21.5 but this includes the gain on the divesture along with restructuring charges and asset impairments.

Our operating margins continued to be impacted by the investment in sales personnel this quarter along with the ASCOM transport revenue acquisition. Due to the divesture activities, the operating results from our WWS business unit were below our expectations and on a sequential basis operating profit was lower by approximately $2 million when compared to the first quarter of this fiscal year. This divested business has been a distraction for a couple of years and we are pleased that this transaction is now substantially completed and operating margins and growth rates in the future quarters should benefit from this divesture.

Finally, I’m very excited about the adoption of commercial best practices in the government segment. Let me give you an example of just one of the outcomes from bringing proprietary work flow and activity based compensation to our government operation. In one of our state’s healthcare contracts the number of employees who received 100% quality ratings doubled, obviously benefiting the client dramatically.

The average response time and the abandoned telephone call rate were also cut in half. As a result, we are expected to save nearly $100,000 per month and this was just a pilot program that involved about 80 employees. As you can see this is quite powerful and we are extremely pleased with what we are seeing and fully expect these tools to create dramatic benefits for our government business and for our clients.

Let me give you a quick update on the sales pipeline and other areas of opportunity. Please turn to slide number 12. Remember that our pipeline only includes opportunities with a decision date in the next six months and excludes renewals or any deal greater than $100 million in annual revenue. Even after a record quarter of bookings our pipeline increased on a sequential basis and is still in excess of $1.3 billion.

Areas of strength continue to be HRO, F&A outsourcing, I.T. outsourcing, commercial healthcare, traditional back office BPO, state healthcare, government customer care, government eligibility, and federal healthcare.

Even though there are a lot of moving parts in an organization as large and complex as ACS, our focus for 2006 and 2007 is very simple and direct. We will grow the government sales pipeline which will translate into new more business for that segment. We will execute well on the new opportunities we have just signed. We will move aggressively to restructure costs to position us for the future. And finally, we will continue to raise the overall level of client satisfaction. I am confident that we have one of the best teams in the industry to carry out these objectives.

Now Warren will discuss our second quarter financial results in more detail.

Warren Edwards - Affiliated Computer Services — CFO

Thank you, Lynn, and please turn to slide 13. There are many elements to the divesture restructuring and legal items so for your convenience I have provided a summary of different components included in our results this quarter.

To recap, revenue for the quarter was approximately $1.35 billion representing growth of 31 percent compared to the prior quarter. Acquisition growth was 22%, and of this 22% percent growth, 16% was related to the Mellon acquisition. Internal revenue growth accelerated this quarter to 9%.

Consistent with last quarter Mellon had no impact on internal growth. Mellon’s annualized second quarter revenues were flat when compared to the trailing 12 month revenue at the time of acquisition. As Mark discussed earlier the net impact of the WWS divesture increased operating income by approximately $26 million or about 12 cents. Restructuring activities included $5 million of severance and $6 million for asset impairment charges. The asset impairment charge relates primarily to the fact that we are selling our corporate plane. Mark and the rest of the management team believe that the cost can no longer be justified by the benefit. We also incurred additional restructuring costs as we are closing one of our Mexico facilities and moving that work to other locations.

Finally, legal costs this quarter reduced operating income by approximately $6 million due to costs incurred in connection with the unsolicited buyout offer as well as the settlement of lingering litigation matters.

Now turn to slide 14 and we will discuss the primary balance sheet items. There were also impacts this quarter on the balance sheet due to the divesture and acquisition activity. The opening balances for ASCOM transport revenue acquisition are reflected in our December 31st balances and are, of course, subject to final valuation results by a third party.

Accounts receivable, excluding the receivables obtained from the WWS divesture increased approximately $24 million from September 30th. However, excluding the AR opening balance from the ASCOM acquisition of $64 million, accounts receivable actually decreased $40 million from September 30th. You will notice that we still have about $8 million in assets held for sale which represents the corporate plane that we are selling and a few remaining WWS contracts whose sale won’t be completed until the contracts are novated by the client. Although not reflect on this schedule our current assets increased from September, but primarily all that increase was due to the acquisition opening balances. Accrued compensation decreased $18 million from the prior quarter primarily due the to payments in Q2 related to our separation agreement with the former CEO.

Other accrued liabilities increased $68 million primarily due to ASCOM’s opening balance of $77 million offset by the net working capital true-up with Mellon of $20 million. Long term debt increased to $169 million from September due to the ASCOM acquisition and the share repurchase activity during the quarter of course, offset by free cash flow.

Now let’s review cash flow on slide 15. Strong accounts receivable collections during the quarter produced outstanding operating and free cash flow. Operating cash flow was $248 million or 18% of revenue and a 41% increase over the adjusted second quarter of prior year. Free cash flow was about $152 million or 11% of revenue and a 31% increase over the adjusted second quarter of prior year.

CapEx as a percentage of revenue was 7%, and higher than the prior year due to the record new business that we have been winning. Remember that the majority of capital spending occurs at the front end of the contract, so as bookings accelerate, CapEx should also accelerate.

Given the new business signed in the last three quarters it is very natural for CapEx to be higher and had this business CapEx was about $49 million. CapEx associated with the Department of Education contract was about $14 million as we continue to work on the fully integrated student loan system.

I might point out that CapEx on a sequential basis actually decreased by approximately $5 million. Before I move on, I want to remind everyone that next quarter there will be two things that will impact our cash flow metrics. First, recall that in the fourth quarter of fiscal year 2005 we had a benefit of roughly $75 million related to the Mellon transition services agreement or TSA. We said at that time that once the TSA was completed, that benefit would reverse in the third quarter of this fiscal year.

Second, there are approximately 17 million of Mellon incentive payments that were earned prior to ACS owning the business. Excluding these two items, which are unusual and not indicative of our underlying operating cash flow results, cash flow should continue to be strong in the second half of fiscal year 2006.

Turn to slide 16 and let’s talk about guidance for fiscal year 2006. Due to the announced tender offer earlier today we will not update guidance until after its completion. However, I have listed the key items that you should consider as you attempt to update your models.

The WWS business generated trailing revenues of $205 million and the divesture of this business will reduce EPS by approximately $0.06 in the second half of this fiscal year. I would characterize year to date bookings as above our expectations. Recall that as new business and internal growth increased this will have a short term negative impact on our operating margins and earnings due to startup costs associated with these new wins.

Given the dominance of commercial and BPO booking to the overall mix, startups costs will be higher, which in our view is a high quality problem to have. During the balance of the fiscal year we will look to further accelerate our cost advantages and as a result there could be additional restructuring charges next quarter. Some of the cost savings from the restructuring will be reinvested in subject matter experts, project management talent and sales personnel as we look to further promote those lines of business that reflect the most potential for growth. In those businesses that might have a lower growth profile we will rationalize costs. Obviously, the tender offer will be accretive. How accretive will depend on the number of shares ultimately tendered.

Turn to slide 17. To summarize, internal revenue growth accelerated to 9% this quarter. We won a record quarter of new business that met our financial criteria and cash flow was exceptional. The government businesses continue to show signs of recovery and growth. Acquisition integration at Mellon and ASCOM are on track and we have extensively reviewed our business and are making changes where we believe we can further increase long term earnings.

And finally to demonstrate our belief in the future of ACS and in an effort to maximize shareholder value we have announced a Dutch tender offer for up to 55.5 million shares of our Class A common stock which is expected to commence in early February.

That is all of our prepared comments we have for now. Before we open it up for Q&A, I want to remind everyone that we have a lot of analysts on the call. As a result we will be limiting each analyst to one question, so please keep that in mind.

Thank you, and now let’s open it up for Q&A.

Operator?

QUESTION AND ANSWER

Operator

Thank you. At this time we’re ready for the question and answer session.

[OPERATOR INSTRUCTIONS].

Our first question comes from Mr. Greg Gould of Goldman Sachs.

Greg Gould - Goldman Sachs — Analyst

Thanks. Congratulations, guys, on all of this. I guess my question is on the credit rating. What would happen post transaction with the increase in debt? And how important is an investment grade rating for this business?

Warren Edwards - Affiliated Computer Services — CFO

Hey, Greg, it’s Warren. Thanks. Obviously, we would expect and anticipate changes in our credit rating. We won’t know exactly what those changes will be until we’ve had a chance to meet in person with both Moody’s and S&P and ultimately what’s tendered through the tender offer process. So I guess expect change. What the change is I’m not exactly sure.

Greg Gould - Goldman Sachs — Analyst

Has it been previewed with what you were thinking of?

Warren Edwards - Affiliated Computer Services — CFO

I’m sorry, Greg. What was the question?

Greg Gould - Goldman Sachs — Analyst

Have you previewed this large buy back with them already to know how much flexibility you have before you would go below investment grade.

Warren Edwards - Affiliated Computer Services — CFO

Suffice to say that we’ve spent an enormous amount of time with our financial advisors, being Citigroup. We have talked to both rating agencies today and we’ll be meeting with them next week.

Mark King - Affiliated Computer Services — President and CEO

Greg, this is Mark. As it relates to the impact on our clients and running the business, one of the advantages, I guess you could say, of the media leaks on the LBO transaction was that we got to really see firsthand in terms of what our clients think about it and we were very positive in terms of what they were thinking. Keep in mind that we’re in active negotiations with a number of commercial clients that had questions on it, and so we came away feeling pretty good — that this will not diminish our ability to grow this company.

Warren Edwards - Affiliated Computer Services — CFO

I think, too, Greg, that the clients seemed confident that we would maintain the adequate resources to meet their needs, and they expressed that if they had any concern it really had to do with ensuring that management would stay in place.

Operator

Thank you. Our next question comes from George Price of Stifel Nicolaus.

George Price - Stifel Nicolaus — Analyst

Hi. Thanks very much. I just wanted to ask you about the Florida court decision. Was that decision a binding or non binding decision? And I guess where does that process go from here?

Warren Edwards - Affiliated Computer Services — CFO

Yeah, George, thanks for the question. That process is not binding. I believe it was with an administrative law judge, something similar to what we saw in North Carolina. I think the order appeared to be pretty direct. But there is an appeal process, and we fully expect we, along with the competition in that regard, we will be discussing that appeal process with the courts over the coming days.

Mark King - Affiliated Computer Services — President and CEO

George, this is Mark. I would not expect to see any resolution on this matter any time soon.

Operator

Thank you. Our next question comes from Adam Frisch of UBS.

Adam Frisch - UBS Warburg — Analyst

Thanks, just revisiting the debt a little bit more. If you have to issue another three, two to three, $6 billion in debt or so in addition to the debt you already have your cap rate would be almost 60%. So aside from the junk status issue which I think you already covered, how do you invest in your business for growth and how do you fund your M&A platform.

Mark King - Affiliated Computer Services — President and CEO

Sure, Adam. This is Mark. First of all, the credit facility that we’re going to be getting is even greater than the one that we have now, and I think if you look at EBITDA, or EBITDA to debt interest coverage ratio I think you would find we’re in pretty good shape. There is more than enough financial resources to meet any future growth opportunities that come up.

Warren Edwards - Affiliated Computer Services — CFO

And just adding to that, Adam, the commitment letter that we have received from Citigroup is for credit facilities up to $5 billion plus there is an accordion feature on top of that, so there is going to be plenty of capacity for us to continue with our normal course acquisitions. Obviously, we’re going to continue to be very picky about what we do on the acquisition front and only buy those companies that we think are really going to provide value to us and where we can buy them at reasonable prices.

Mark King - Affiliated Computer Services — President and CEO

Operator, next question.

Operator

David Togut, you may ask your question.

David Togut — Morgan Stanley — Analyst

What are the anticipated cost savings from these initiatives that you’re beginning.

Mark King - Affiliated Computer Services — President and CEO

David, this is Mark. We’re not going to be really getting into any kind of specificity on that. There are going to be some good cost savings that are going to make us, as we said before, even more competitive. We’re also going to be putting more investments into the company, whether it’s adding subject matter expertise, project managers, additional salespeople into the areas that show the most growth potential. And so we really – we certainly have a good idea internally of what that’s going to be but we’re just not ready to share that right now.

Operator

Thank you. Your next question is from Brian Keane with Prudential.

Brian Keane - Prudential — Analyst

Hi. Good afternoon. Just a question back to the tender offer. I guess my thought in this industry has always been if you take on that much debt, new clients will really hesitate to go with the company, and I think when EDS, for example, had a lot of debt on its balance sheet, it had a lot of trouble signing any new clients, so they actually took their debt down. Is that not – I know you talked to your existing clients, but is that a theory or thesis that you don’t think is true, that regardless of how much debt you have the clients will be willing to sign up with ACS.

Mark King - Affiliated Computer Services — President and CEO

Brian, this is Mark. This is certainly not only with our existing clients but it’s also with our new clients. I personally talked to a number of new clients as the rumors were swirling around and so I’m not worried about that. I think when you look at going below investment grade, I think that the market is sophisticated enough to know that some people are below investment grade just simply because they want to leverage the balance sheet. Others might be due to either operational issues or deteriorating financial conditions. I think you can look at SunGuard, as a good example with them being private, having a significant amount of leverage, and that does not appear to be hurting their growth prospects.

Operator

Our next question is from Brandt Sakakeeny of Deutsche Bank.

Brandt Sakakeeny - Deutsche Bank — Analyst

Thanks for taking my question. A question on the government side. In light of the WWS divestiture, where can the growth top out once changes in the sales force and everything else is in place. Can we hit double digits?

Mark King - Affiliated Computer Services — President and CEO

Obviously we’re not giving any forward looking guidance as it relates to rates. I think we have said historically that the WWS business has been a drag on government business by a point, two points, give or take any given quarter so we’ll see natural uplift as the mix improves without that business. The thing that’s really going to drive it is the new business, and obviously Tom Burlin and Harvey Braswell are very focused on growing the pipeline. That’s where their efforts are. That’s where we’re spending a fair amount of money, in terms of sales personnel, sales support and really trying to build that pipeline back up to where it was. And we believe there’s a lot of opportunities out there. It’s just going to take a little time. Again, unfortunately, we’re just not going to give a point estimate on a future internal growth rate target.

Operator

Thank you. Our next question is from Joseph Vafi of Jefferies & Co.

Joseph Vafi - Jefferies and Co. — Analyst

Hi, guys. Good afternoon. Maybe you can talk a little bit about the outlook in the state and local budgets. Obviously, state and local municipalities are in better fiscal shape at this point and how that might benefit your business moving forward.

Lynn Blodgett - Affiliated Computer Services — COO

I think you’re absolutely right, the budget position is much improved where it was over 12, 18 months ago, and we’re finding that there is a renewed interest in pursuing areas in the – as we mentioned on the last call – customer care consolidation. There has been very little of that done in state and local government. That’s an area that is attracting a lot of interest. And, as we’ve pointed out earlier in the prepared comments, in the Medicaid area there are 17 procurements that are coming up. We’re comfortable that the loosening of the budgets at the state level as well as these other activities are growing, will provide us plenty of opportunities in the state area.

Mark King - Affiliated Computer Services — President and CEO

Joe, I would also say that 2006 is an election year. There’s a number of governors that are up for election. I think you’re going to be seeing some interesting initiatives that are coming on. I think, you know, what you’re also seeing is more and more of a trend that we’re seeing right now in governments with shared service arrangements, and by that I mean, an example, the State of Texas, is doing a data center consolidation project.

There’s state and large counties that are very interested right now in consolidating certain functions like call centers. There’s a lot of stuff going on in terms of with this money that is now coming in with state and local agencies trying to modernize their legacy systems that are really the core of the delivery of the government services. I think other areas that you see are in the federal healthcare arena with all of the stuff that’s going on there, with Medicare part D and the initiatives that CMS is undergoing right now. So, again, I’d just also re-echo what Lynn said; that we’re very bullish on what we see the future growth prospects are in the government sector.

Operator

Thank you. And our next question is from Mr. David Grossman of Thomas Weisel partners.

David Grossman - Thomas Weisel Partners — Analyst

Thanks. You know, Lynn, I was wondering if you could provide a few more details on kind of exactly where you think you are in terms of the internal efforts to reaccelerate the growth in the state and local business.

Lynn Blodgett - Affiliated Computer Services — COO

I think that as we’ve said, we’ve added a significant number of sales representatives in the government sector. We have Harvey Braswell, who has shown over many years with the company, success in growing that revenue base. Those salespeople and that organization has been in place now for about a quarter, quarter and a half, and we’re seeing that the pipeline is increasing and we’re very confident that will continue to grow. The bookings have picked up in the last two quarters and we expect that to continue to accelerate.

Mark King - Affiliated Computer Services — President and CEO

David, this is Mark. I’m also going to be realistic in terms of where we are in the process. It takes a long time you know, to increase sales in any segment once there’s been some negative growth. And so although we’re very positive with what’s happening with the acceleration of the internal growth, we’ve got to face the fact that the internal growth was 1%. Where we are in the process, we’re still in the early stages. Things look good right now, but it’s still early.

Operator

Thank you. Our next question is from Greg Smith of Merrill Lynch.

Greg Smith - Merrill Lynch — Analyst

Yeah, hi guys. Regarding the facility consolidations that you’re doing, it sounds like you’re clearly de-emphasizing certain geographies and emphasizing others, maybe moving work around. Can you talk about some of the specific geographies that will benefit from this activity and others that may be de-emphasized.

Lynn Blodgett - Affiliated Computer Services — COO

As you know we’ve been in Mexico now for over ten years, and inflation in Mexico has, in terms of wage inflation, has continued in the Chihuahua market, for example. We are closing a facility there. We are also finding in Central America and Guatemala, we’re going to downsize that facility. It’s still an exceptional facility for us but a little over capacity, and it will continue to grow our resources in certain parts of Mexico depending on the BPO offering. We also are doing a lot of expansion in Africa and in our facilities in India, the Philippines, and some limited expansion in China.

Operator

Thank you. Our next question is from Lou Miscioscia Lehman Brothers.

Lou Miscioscia - Lehman Brothers — Analyst

Okay, great. Could you go in a little more detail as to why the Dutch auction now? Is it really the situation that arose with the offer that came in that got you all thinking or was really sort of the driving force behind everything.

Lynn Blodgett - Affiliated Computer Services — COO

Well, you know, Lou, first of all, as I said, we are always interested in doing whatever we can to improve shareholder value, and I think, as we also said, that all of the discussions that we had with the equity sponsors, I mean, it really did cause us to realize that our balance sheet was underleveraged. And so we have looked at different things in the past in terms of creating shareholder value, and so if you say, why now? This is something that, as I mentioned earlier, we were looking at this possibility at the same time as the negotiations were going on on the other side. And so as we look at this, it’s just seems like the right time because, again, we believe that ACS is undervalued.

We also realize that there are some of our shareholders that want to be able, you know, to have liquidity, and it gives them a nice opportunity.

And ACS has had a great run as a public company over the last 11 or 12 years in terms of stock performance, but it just seemed like the right time, and this was, obviously this was not just the board’s decision but it was – I mean, it was the board’s decision but it was based on the advice of advisors and a very long process, you know, that we have had in terms of figuring out what do we try to do to maximize shareholder value. It hasn’t been a lot of fun having our stock go back and forth over the last three years, as we’ve been continuing to increase, you know, earnings per share. It just seemed like that this was a good – the timing was right.

Operator

Thank you. Our next question is from Jim Kissane of Bear Sterns.

Jim Kissane - Bear Stearns — Analyst

Thanks and great job, guys. Lynn, could you provide more insight in terms of big acceleration in the commercial internal growth in quarter. I think was 11% to 18%? Were there any anomalies or was it all recurring.

Lynn Blodgett - Affiliated Computer Services — COO

No, it was all recurring. What’s happened is that we have had strong signings now for several quarters and, as I’m sure you’re aware, it takes us some time to bring those new accounts online. There is significant start up associated with that. So, once they begin to hit, the momentum of those bookings start to kick in. And because of the recurring nature, it can really have a dramatic impact on the acceleration rate.

Warren Edwards - Affiliated Computer Services — CFO

Yeah, and, Jim, I’d also point out that recall that this is, what I refer to as a clean quarter vis a vis the gateway termination. Finally we’ve got that behind us now. That’s out. That was probably about two points, as we have discussed in the past of a drag. So there is a little bit of kick from that perspective, but the vast majority, I think, of the increase just really relates to the phenomenal new business that our sales teams have been generating in that commercial segment over the last several quarters.

Lynn Blodgett - Affiliated Computer Services — COO

Hey, Jim, you know Warren, he’ll never cut me any slack.

Operator

Thank you. Our next question is from Mr. Tien-Tsin Huang of J.P. Morgan.

Tien-TSin Huang - J.P. Morgan — Analyst

Can you give us a little more detail on the Mellon? Any surprises there in terms of client, employee attrition, win rate and general when can we expect to see top line growth from your initiatives? Thanks.

Lynn Blodgett - Affiliated Computer Services — COO

As we had outlined at the time of the acquisition, we expected this year’s growth would be flat. As we mentioned in the prepared comments, the revenue has come in almost identical to last year’s revenue. We had signings this quarter of a few million dollars in that area, and we expect beginning in fiscal ‘07 that you’ll start to see modest growth, and by “modest” we mean single digit, low single digit, in line with what the industry typically grows.

The integration has gone very well. We had, as we’ve mentioned before, some turnover at the beginning, some of the consultants that we lost, but we have brought our headcount back up and above where it was at acquisition time.

We are in the middle of some of the more detailed technology migrations right now as well as some of the work force rationalization in terms of our global production, but it’s going very well, and we really have had very few surprises. The customers, the legacy ACS customers have been very pleased with the expertise that we obtained through the acquisition, and I think vice versa. I have met with many of the Mellon customers, and they’ve felt very good about the skills that ACS has brought to that base.

Warren Edwards - Affiliated Computer Services — CFO

And, Operator, I think we have time for one more question.

Operator

Thank you. Our final question is from Moshe Katri of SG Cowen.

Avi Shai – S.G. Cowan — Analyst

Yes. Hi. It’s Avi Shai for Moshe Katri. A quick question. Your booking numbers continue to be exceptionally strong during the past two or three quarters which is clearly helping to drive your internal growth rate. On the other hand, we have the advisory firms such as TPI consistently providing almost an opposite feedback on how well ACS is doing competitively. Can you please help us understand this sort of disconnect and in this context maybe you can clarify how often ACS is actually involved in deals where advisory boards are actually representing declines. Thank you.

Lynn Blodgett - Affiliated Computer Services — COO

Okay. Sure, I’ll handle that one. First of all, what I would say is that remember that 40% of our business is government business, and none of the large consultants, whether it is TPI or Everest or Gardtner, whatever, are in the government area, so that automatically would tend to understate what ours is.

I think what you also have is that, you know, typically you have very large deals, like with TPI, that could really skew the numbers, and keep in mind our sweet spot are those outsourcing opportunities that are less than $100 million a year. And so you can have a lot of volatility, you know, from quarter to quarter within, let’s say, the TPI index, and, as an example, one of the reasons that it went down with TPI is that we won Disney, as an example, this was a very large win for us.

And so again, you have to kind of look at the full thing. You have to look at both the I.T. market, the BPO market, commercial, and government and I think the market is so big, the market is so under-penetrated that sometimes I think Wall Street can get a little too hung up on what a particular survey would show or anything else. We just keep rocking along, and, you know, signing some good business. But appreciate your question.

Warren Edwards - Affiliated Computer Services — CFO

Okay. Well, that should wrap us up for today. Obviously, we’ll be around later this afternoon through part of the evening and all day tomorrow, so if you have any questions, feel free to give us a call, but we’ll wrap it up for now. Thank you.

Operator

Thank you, gentlemen. That does conclude our conference call for today. Thank you all for participating and you may disconnect at this time.

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